Exhibit 99

Investor Contact:	Media Contact:
Nathan Annis	Wendy A. Watkins
Hormel Foods	Hormel Foods
507-437-5248	507-437-5345
npannis@hormel.com	media@hormel.com

HORMEL FOODS ANNOUNCES CHIEF FINANCIAL OFFICER RETIREMENT AND APPOINTMENT

Jody H. Feragen to Retire as Executive Vice President and CFO and James N. Sheehan Appointed as Senior Vice President and CFO

AUSTIN, Minn. May 25, 2016-- Hormel Foods Corporation (NYSE:HRL) today announced that Jody H. Feragen will retire as executive vice president and chief financial officer, and as a member of the Board of Directors, effective October 30, 2016. The Board of Directors elected James N. Sheehan to be the company’s next senior vice president and chief financial officer, effective October 31, 2016. Sheehan was most recently elected as vice president and chief accounting officer for the company.

For the last decade, Feragen led all financial areas of Hormel Foods Corporation including accounting, information technology, internal audit, investor relations and treasury. She joined Hormel Foods in 2000 as treasurer, assuming the title of vice president and treasurer in 2001. She was promoted to vice president of finance and treasurer in 2005 and was named senior vice president and CFO in 2007. She was promoted to executive vice president and CFO in 2010. Feragen has served on the Hormel Foods Board of Directors since 2007, and currently on the boards of Patterson Companies Inc., Graco, Inc. and the University of North Dakota Alumni Association and Foundation.

“When Jody’s outstanding ten-year tenure as CFO concludes at the end of this fiscal year, she will have played an integral role in helping Hormel Foods to deliver exceptional returns to our shareholders. She has provided rigorous and strategic focus to a broad array of decisions and initiatives, and has built a strong team of finance, tax, IT, investor relations and accounting personnel for our company,” said Jeffrey M. Ettinger, chairman and chief executive officer, Hormel Foods.

Ettinger added, “Jim is a true professional with deep knowledge of the Hormel Foods business and culture built over a 30-plus year career in finance and accounting. I am highly confident in Jim’s leadership and capabilities in this new role.”

Sheehan has been in finance and accounting leadership roles at Hormel Foods for more than twenty years. As vice president and chief accounting officer at Hormel Foods, Sheehan’s responsibilities include financial policies, internal controls, Sarbanes-Oxley Section 404 compliance and financial reporting as well as the general accounting, cost and business unit accounting functions of the company. He also oversees the information technology organization.

An employee of Hormel Foods for more than 30 years, Sheehan began his career as an accountant, quickly advancing to other management positions within the company. In 1998, he became president of Hormel Financial Services where he was instrumental in developing and implementing Hormel Financial Services functions and several financial systems. Prior to being named to his current position, Sheehan was treasurer at Hormel Foods and served as vice president and controller for 16 years. He is involved in industry organizations including the Financial Executive Institute and the Institute of Management Accountants.

In addition to his professional involvement, Sheehan is an active member of the community as the treasurer of both the Austin Area Catholic School Foundation and the Austin Country Club. He is also a former board member of the Mower County Red Cross, the Mower County United Way and the Austin Public Library.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. Hormel Foods, which leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace, will celebrate its 125th anniversary in 2016. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the eighth year in a row. Hormel Foods also received a perfect score on the 2016 Human Rights Campaign Foundation’s Corporate Equality Index, was recognized on the 2016 Best for Vets Employers List by Military Times, and was named one of the 2016 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com and http://2014csr.hormelfoods.com/.

Forward Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 30 - 35 in the company’s Form 10-Q for the quarter ended January 24, 2016, which can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”